Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Brian Blackman
	(347) 489-6602	(800) 318-0047
Caesars Entertainment Reports Fourth Quarter and Full-Year 2016 Results
LAS VEGAS, February 14, 2017 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported fourth quarter and full-year 2016 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Full Year

•	Net revenues for Continuing CEC increased 2.8% to $3.9 billion driven by strength in Las Vegas due to favorable hold and improved hotel performance.

•
Net loss for Continuing CEC, before including the effect of noncontrolling interest, was $2.7 billion due to $5.7 billion of accruals related to the restructuring of Caesars Entertainment Operating Company, Inc. (“CEOC”), partially offset by a gain of $4.2 billion on the sale of Caesars Interactive Entertainment’s (“CIE”) social and mobiles games business.

•	Adjusted EBITDA for Continuing CEC increased 8.6% to $1.1 billion driven by net revenue increases and efficiency initiatives.

•	In January 2017, the U.S. Bankruptcy Court for the Northern District of Illinois approved CEOC's Plan of Reorganization, paving the way for a successful conclusion to CEOC’s bankruptcy in 2017.
Fourth Quarter

•	Net revenues for Continuing CEC increased 3.0% year-over-year to $949 million.

•
Net loss for Continuing CEC, before including the effect of noncontrolling interest, was $435 million compared to a net loss of $39 million in the fourth quarter of 2015 mainly due to a $426 million accrual related to the restructuring of CEOC.

•	Adjusted EBITDA for Continuing CEC grew 10.6% year-over-year to $250 million.

•	Continuing CEC Cash ADR in Las Vegas was up 5.8% due to increased resort fees, effective hotel yield management and improved pricing power.

“Caesars Entertainment delivered a second consecutive year of solid operational improvement and margin expansion driven by strong performance in Las Vegas, our largest market, and continued productivity improvements. We also generated record full year cash hotel revenues as we renovated over 8,000 rooms domestically since 2014. This year, we intend to deliver additional cash flow and margin improvements while completing CEOC’s restructuring. These actions will allow us to continue to generate more value for our stakeholders as we execute against our long-term plan,” said Mark Frissora, President and Chief Executive Officer of Caesars Entertainment.

Summary Financial Data

The results of CEOC and its subsidiaries are no longer consolidated with Caesars subsequent to CEOC and certain of its United States subsidiaries (the “Debtors”) voluntarily filing for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on January 15, 2015. In January 2017, the U.S. Bankruptcy Court for the Northern District of Illinois approved CEOC's Plan of Reorganization. This is a key milestone that paves the way toward a successful conclusion of CEOC’s bankruptcy in 2017.

In the table below, “Continuing CEC” represents Caesars Entertainment Resort Properties, LLC (“CERP”), Caesars Growth Partners, LLC (“CGP”) (inclusive of CIE), other non-operating subsidiaries and associated parent company and elimination adjustments that represent the Caesars consolidated reporting entity as of December 31, 2016, and for subsequent periods.

Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.

	Three Months Ended December 31,		Change %
(Dollars in millions, except per share data)	2016	2015
Casino revenues	$544	$527	3.2%
Net revenues	949	921	3.0%
Income from operations	102	41	148.8%
Deconsolidation and restructuring of CEOC and other	(425)	(47)	*
Loss from continuing operations, net of income taxes	(464)	(88)	*
Discontinued operations, net of income taxes	29	49	(40.8)%
Net loss	(435)	(39)	*
Net loss attributable to Caesars	(541)	(76)	*
Basic loss per share	(3.68)	(0.54)	*
Diluted loss per share	(3.68)	(0.54)	*
Property EBITDA (1)	273	237	15.2%
Adjusted EBITDA (1)	250	226	10.6%

	Years Ended December 31,				Continuing CEC Change %
	2016	2015
(Dollars in millions, except per share data)	Continuing CEC (2)	Continuing CEC (2)	CEOC (3)	Reported CEC
Casino revenues	$2,177	$2,168	$118	$2,286	0.4%
Net revenues	3,877	3,771	158	3,929	2.8%
Income from operations	257	337	9	346	(23.7)%
Deconsolidation and restructuring of CEOC and other	(5,758)	6,115	—	6,115	*
Income/(loss) from continuing operations, net of income taxes	(6,127)	5,975	(78)	5,897	*
Discontinued operations, net of income taxes	3,380	162	(7)	155	*
Net income/(loss)	(2,747)	6,137	(85)	6,052	*
Net income/(loss) attributable to Caesars	(3,569)	6,005	(85)	5,920	*
Basic earnings/(loss) per share	(24.41)	40.88	—	40.88	*
Diluted earnings/(loss) per share	(24.41)	40.26	—	40.26	*
Property EBITDA (1)	1,140	1,047	31	1,078	8.9%
Adjusted EBITDA (1)	1,070	985	34	1,019	8.6%
____________________
See "Footnotes to Tables" following Balance Sheet and Other Items later in this release.
Financial Results
We view each casino property as an operating segment and currently aggregate all such casino properties into two reportable segments based on management’s view, which aligns with their own ownership and underlying credit structures: CERP and CGP. Through June 30, 2016, we aggregated the operating segments within CGP into two separate reportable segments: Caesars Growth Partners Casino Properties and Developments (“CGP Casinos”) and CIE. On September 23, 2016, CIE sold its social and mobile games business ("SMG Business") for cash consideration of $4.4 billion, subject to customary purchase price adjustments, and retained only its World Series of Poker (“WSOP”) and regulated online real money gaming businesses. The SMG Business represented the majority of CIE’s operations and is being classified as a discontinued operation for all periods presented. After excluding the SMG Business from CIE’s continuing operations, we no longer consider CIE to be a separate reportable segment from CGP Casinos. Therefore, CGP Casinos and CIE have been combined for all periods presented to form the CGP segment. CEOC was a reportable segment until its deconsolidation effective January 15, 2015.

Segment results in this release are presented consistent with the way Caesars management assesses these results and allocates resources, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within Caesars, as described below. Accordingly, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their stand-alone filings. “Other” includes parent, consolidating, and other adjustments to reconcile to consolidated Caesars results. All comparisons are to the same period of the previous year.
Net Revenues

	Three Months Ended December 31,		Percent Favorable/ (Unfavorable)	Years Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$536	$517	3.7%	$2,195	$2,154	1.9%
CGP (4)	414	402	3.0%	1,697	1,620	4.8%
Other (5)	(1)	2	*	(15)	(3)	*
Total Continuing CEC	949	921	3.0%	3,877	3,771	2.8%
CEOC (3)	—	—	*	—	164	*
Other (5)	—	—	*	—	(6)	*
Total CEOC	—	—	*	—	158	*
Total Reported CEC	$949	$921	*	$3,877	$3,929	*

Income from Operations

	Three Months Ended December 31,		Percent Favorable/ (Unfavorable)	Years Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$96	$80	20.0%	$389	$411	(5.4)%
CGP (4)	42	27	55.6%	20	253	(92.1)%
Other (5)	(36)	(66)	45.5%	(152)	(327)	53.5%
Total Continuing CEC	102	41	148.8%	257	337	(23.7)%
CEOC (3)	—	—	*	—	9	*
Other (5)	—	—	*	—	—	*
Total CEOC	—	—	*	—	9	*
Total Reported CEC	$102	$41	*	$257	$346	*

Net Income/(Loss)

	Three Months Ended December 31,		Percent Favorable/ (Unfavorable)	Years Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$(1)	$(13)	92.3%	$(3)	$7	*
CGP (4)	11	25	(56.0)%	3,925	226	*
Other (5)	(445)	(51)	*	(6,669)	5,904	*
Total Continuing CEC	(435)	(39)	*	(2,747)	6,137	*
CEOC (3)	—	—	*	—	(85)	*
Other (5)	—	—	*	—	—	*
Total CEOC	—	—	*	—	(85)	*
Total Reported CEC	$(435)	$(39)	*	$(2,747)	$6,052	*

Property EBITDA

	Three Months Ended December 31,		Percent Favorable/ (Unfavorable)	Years Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$171	$153	11.8%	$697	$672	3.7%
CGP (4)	102	82	24.4%	439	370	18.6%
Other (5)	—	2	(100.0)%	4	5	(20.0)%
Total Continuing CEC	273	237	15.2%	1,140	1,047	8.9%
CEOC (3)	—	—	*	—	31	*
Other (5)	—	—	*	—	—	*
Total CEOC	—	—	*	—	31	*
Total Reported CEC	$273	$237	*	$1,140	$1,078	*

Adjusted EBITDA

	Three Months Ended December 31,		Percent Favorable/ (Unfavorable)	Years Ended December 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$163	$145	12.4%	$670	$650	3.1%
CGP (4)	93	78	19.2%	416	348	19.5%
Other (5)	(6)	3	*	(16)	(13)	(23.1)%
Total Continuing CEC	250	226	10.6%	1,070	985	8.6%
CEOC (3)	—	—	*	—	34	*
Other (5)	—	—	*	—	—	*
Total CEOC	—	—	*	—	34	*
Total Reported CEC	$250	$226	*	$1,070	$1,019	*

Continuing CEC
Net revenues for Continuing CEC increased 3.0% year-over-year to $949 million primarily due to strong growth in the Las Vegas region resulting from favorable year over year hold and improved hotel performance. Income from operations increased $61 million to $102 million, property EBITDA increased 15.2% to $273 million and adjusted EBITDA increased 10.6% to $250 million. These increases were mainly due to increases in net revenues and efficiency initiatives. Net loss, before including the effect of non-controlling interest, was $435 million compared to a net loss of $39 million in the fourth quarter of 2015 mainly due to a $426 million accrual related to CEC’s estimate of the additional amount it will pay to support the restructuring of CEOC.
CERP
CERP owns six casinos in the United States and The LINQ promenade, along with leasing Octavius Tower at Caesars Palace Las Vegas to CEOC and gaming space at The LINQ promenade to CGP.

Net revenues for the fourth quarter of 2016 were $536 million, up 3.7% primarily due to increased gaming revenues and higher hotel revenues in Las Vegas. Room renovations at Paris negatively impacted CERP’s hospitality revenues in the quarter as there were over 23,000 room nights out of service. Casino revenues were $278 million, up 4.1% from the prior year mainly due to higher gaming volumes in Las Vegas and Atlantic City as well as favorable year over year hold, primarily at Paris. Room revenues rose 2.3% in the quarter to $135 million driven by a 6.3% increase in cash ADR mainly due to improved hotel performance in Las Vegas as a result of room renovations at Harrah's and Paris. Food and beverage revenues were $128 million, down 0.8%, partially driven by rooms out of service at Paris.
Income from operations increased 20.0% to $96 million, net income increased $12 million to a net loss of $1 million and adjusted EBITDA increased 12.4% to $163 million. These increases were mainly due to higher revenues and efficiency initiatives. Hold was estimated to have a minimal effect on operating income in the quarter relative to our expected hold and a favorable effect of between $5 million and $10 million when compared to the prior year period.
CGP
CGP owns six casinos in the United States, primarily in Las Vegas, as well as CIE. CIE owns and operates regulated online real money gaming and the WSOP tournaments and brand.
Net revenues for the fourth quarter of 2016 were $414 million, a 3.0% increase primarily attributable to higher gaming and hotel revenues in Las Vegas and increases in entertainment revenue mainly due to the Axis Theater at Planet Hollywood. Casino revenues were $265 million, up 1.9% from the prior year mainly driven by favorable year over year hold, partially offset by weaker gaming volumes in Baltimore and New Orleans. Gaming volumes at Horseshoe Baltimore were impacted by the entry of a new competitor in the market while Harrah's New Orleans continued to experience pressure from the smoking ban. Room revenues increased 2.4% to $87 million mainly due to higher hotel rates, resort fees and improved hotel yield. Planet Hollywood had 33,000 room nights off the market in the quarter due to room renovations, which also affected hotel revenues at the property. Food and beverage revenues were $62 million, down 4.6%, partially due to rooms out of service at Planet Hollywood.
Net income decreased $14 million to $11 million primarily attributable to the sale of CIE's SMG Business. Income from operations increased 55.6% to $42 million and adjusted EBITDA increased 19.2% to $93 million mainly due to higher revenues and efficiency initiatives. Hold was estimated to have a favorable effect on operating income of between $0 million and $5 million in the quarter relative to our expected hold and between $0 million and $5 million when compared to the prior year period.
CEOC and CES
CEOC owns and operates 19 casinos in the United States and nine internationally, most of which are located in England, and manages 8 casinos, which include one CGP casino and seven casinos for unrelated third parties. Caesars Enterprise Services (“CES”) is a joint venture among CERP, CEOC, and a subsidiary of CGP. CES provides certain corporate and administrative services to their casino properties. In addition, effective October 2014, most of the properties owned by CERP and CGP are managed by CES.

Cash and Available Revolver Capacity
CEC is primarily a holding company with no independent operations, employees, or material debt issuances of its own. CEC’s primary assets as of December 31, 2016, consist of $188 million in cash and cash equivalents and its ownership interests in CEOC, CERP and CGP. CEC’s cash includes $109 million held by insurance captives. Each of the subsidiary entities comprising Caesars Entertainment’s consolidated financial statements have separate debt agreements with restrictions on usage of the respective entity’s capital resources. CGP is a variable interest entity that is consolidated by Caesars Entertainment, but is controlled by its sole voting member, Caesars Acquisition Company (“CAC”). CAC is a managing member of CGP and therefore controls all decisions regarding liquidity and capital resources of CGP. CEOC was deconsolidated effective January 15, 2015, and therefore, has not been included in the table below. In the table below, “Other” reflects CEC and its other direct subsidiaries.
CEC has limited unrestricted cash available to meet its financial commitments, primarily resulting from significant expenditures made to defend against litigation related to the CEOC restructuring and to support a plan of reorganization for CEOC. The completion of the merger with CAC is expected to allow CEC to fulfill its financial commitments in support of the restructuring; under the terms of the restructuring, all related litigation is expected to be resolved; and CEC is permitted to use a portion of the proceeds from the sale of CIE’s SMG Business to fund certain expenses incurred related to the restructuring. If CEC is unable to obtain additional sources of cash when needed, in the event of a material adverse ruling on one or all of our ongoing litigation matters, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to CEC, it is likely that CEC would seek reorganization under Chapter 11 of the Bankruptcy Code.

	December 31, 2016
(In millions)	CERP	CGP	CES (6)	Other
Cash and cash equivalents	$168	$1,050	$107	$188
Revolver capacity	270	160	—	—
Revolver capacity drawn or committed to letters of credit	(40)	—	—	—
Total Liquidity	$398	$1,210	$107	$188
Footnotes to Tables

*	Not meaningful.

(1)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this release for a reconciliation of Property EBITDA and Adjusted EBITDA.

(2)	Includes CERP, CGP, and associated parent company and elimination adjustments that represent the CEC structure as of December 31, 2016, and for subsequent periods.

(3)	Includes eliminations of intercompany transactions and other consolidating adjustments.

(4)	CGP is comprised of all subsidiaries of CGP, including CIE.

(5)	Other includes parent, consolidating, and other adjustments to reconcile to consolidated CEC results.

(6)	CES is a joint venture among CERP, CEOC, and a subsidiary of CGP that provides certain corporate and administrative services to their casino properties.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 1:30 p.m. Pacific Time Tuesday, February 14, 2017, to discuss its fourth quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information regarding CEC’s deconsolidated subsidiary CEOC. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 58413328 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event.
Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.
About Caesars

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: wholly owned Caesars Entertainment Resort Properties (“CERP”), Caesars Growth Partners, LLC (“CGP”), in which we hold a variable economic interest, and the majority owned operating subsidiary Caesars Entertainment Operating Company (“CEOC”) (which was deconsolidated effective January 15, 2015 due to its bankruptcy filing). Since its beginning in Reno, Nevada in 1937, CEC has grown through development of new resorts, expansions and acquisitions. The Caesars system of properties now operates 47 casinos in 13 U.S. states and five countries. CERP and CGP own a total of 12 casinos. CEC’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. CEOC’s portfolio also includes the Caesars Entertainment UK (formerly London Clubs International) family of casinos.

The Caesars system of properties is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. The Company is committed to system-wide environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Caesars Entertainment Corporation is primarily a holding company with no independent operations of its own. It owns Caesars CERP, an interest in CGP and various other non-operating subsidiaries. It also has majority ownership of CEOC. The results of CEOC and its subsidiaries are no longer consolidated with CEC subsequent to CEOC’s Chapter 11 filing on January 15, 2015. Caesars Enterprise Services, LLC (“CES”) provides certain enterprise services to properties owned and/or operated by CERP, CGP, and CEOC, and this press release at times refers to system-wide trends and dynamics, inclusive of CEOC and its subsidiaries. In the discussion in this release, the word “CEC” refers to Caesars Entertainment Corporation without its consolidated entities, and the words “Company,” “Caesars,” “Caesars Entertainment,” “Continuing CEC,” “we,” and “our” refer to Caesars Entertainment Corporation and its consolidated entities, and not CEOC unless otherwise stated or the context requires otherwise.

Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “would,” “estimate,” “continue,” “focus,” “will,” “expect,” “believe,” or “position”, or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, the restructuring of CEOC, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the effects of CEOC’s bankruptcy filing on CEOC and its subsidiaries and affiliates, including Caesars Entertainment, and the interest of various creditors, equity holders, and other constituents;

•
CEC’s limited cash balances and sources of available cash, including CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary and CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast;

•	the ability to retain key employees during the restructuring of CEOC;

•	risks associated with third party motions in the Chapter 11 Case, which may hinder or delay CEOC's ability to consummate the Plan of Reorganization (the "Plan");

•	the ability (or inability) of CEC and CEOC to satisfy the conditions to the effectiveness of the Plan that has been approved by the Bankruptcy Court;

•	the outcome of currently pending or threatened litigation and demands for payment by certain creditors and by the National Retirement Fund against CEC;

•	adverse effects of Chapter 11 proceedings on Caesars Entertainment’s liquidity or results of operations;

•
the merger of CEC and CAC, which is contemplated by the Plan may not be consummated or one or more events, changes or other circumstances could give rise to termination of the related Merger Agreement;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from our cost savings programs;

•	the financial results of our consolidated businesses;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the company to refinance its indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses, and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to insurance on reasonable terms for our assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share data)	2016	2015	2016	2015
Revenues
Casino	$544	$527	$2,177	$2,286
Food and beverage	189	196	788	823
Rooms	222	215	923	878
Other revenue	129	122	527	495
Reimbursable management costs	—	—	—	10
Less: casino promotional allowances	(135)	(139)	(538)	(563)
Net revenues	949	921	3,877	3,929
Operating expenses
Direct
Casino	288	281	1,128	1,194
Food and beverage	91	95	383	399
Rooms	60	56	249	227
Property, general, administrative, and other	238	259	1,166	1,052
Reimbursable management costs	—	—	—	10
Depreciation and amortization	112	98	439	374
Impairment of intangible and tangible assets	—	1	—	1
Corporate expense	46	44	166	174
Other operating costs	12	46	89	152
Total operating expenses	847	880	3,620	3,583
Income from operations	102	41	257	346
Interest expense	(151)	(152)	(599)	(683)
Deconsolidation and restructuring of CEOC and other	(425)	(47)	(5,758)	6,115
Income/(loss) from continuing operations before income taxes	(474)	(158)	(6,100)	5,778
Income tax benefit/(provision)	10	70	(27)	119
Income/(loss) from continuing operations, net of income taxes	(464)	(88)	(6,127)	5,897
Discontinued operations, net of income tax	29	49	3,380	155
Net income/(loss)	(435)	(39)	(2,747)	6,052
Net income attributable to noncontrolling interests	(106)	(37)	(822)	(132)
Net income/(loss) attributable to Caesars	$(541)	$(76)	$(3,569)	$5,920

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share from continuing operations	$(3.88)	$(0.87)	$(47.52)	$39.80
Basic earnings per share from discontinued operations	0.20	0.33	23.11	1.08
Basic earnings/(loss) per share	$(3.68)	$(0.54)	$(24.41)	$40.88

Diluted earnings/(loss) per share from continuing operations	$(3.88)	$(0.87)	$(47.52)	$39.20
Diluted earnings per share from discontinued operations	0.20	0.33	23.11	1.06
Diluted earnings/(loss) per share	$(3.68)	$(0.54)	$(24.41)	$40.26

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED SUMMARY BALANCE SHEETS

	As of December 31,
(In millions)	2016	2015
Assets
Current assets
Cash and cash equivalents	$1,513	$1,227
Restricted cash	3,113	58
Other current assets	362	674
Total current assets	4,988	1,959
Property and equipment, net	7,446	7,584
Goodwill	1,608	1,608
Intangible assets other than goodwill	433	498
Restricted cash	5	109
Deferred charges and other assets	414	448
Total assets	$14,894	$12,206
Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accrued restructuring and support expenses	$6,601	$905
Current portion of long-term debt	89	187
Other current liabilities	1,058	924
Total current liabilities	7,748	2,016
Long-term debt	6,749	6,777
Other long-term liabilities	1,815	1,180
Total liabilities	16,312	9,973
Total Caesars stockholders’ equity/(deficit)	(3,177)	987
Noncontrolling interests	1,759	1,246
Total stockholders’ equity/(deficit)	(1,418)	2,233
Total liabilities and stockholders’ equity/(deficit)	$14,894	$12,206

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2016	2015
Cash flows from operating activities
Net income/(loss)	$(2,747)	$6,052
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Income from discontinued operations	(3,380)	(155)
Gain on deconsolidation of CEOC	—	(7,125)
Depreciation and amortization	439	374
Amortization of deferred finance costs and debt discount/premium	24	38
Provision for doubtful accounts	11	11
Impairment of intangible and tangible assets	—	1
Share-based compensation expense	228	94
Deferred income taxes	2	(113)
Other non-cash adjustments to net income/(loss)	14	1
Net changes in:
Accounts receivable	(22)	(51)
Due to/due from affiliates, net	19	(28)
Inventories, prepayments and other current assets	(11)	1
Deferred charges and other	—	(17)
Accounts payable	39	(47)
Interest payable	(64)	(41)
Accrued expenses	50	45
Restructuring accruals	5,696	905
Deferred credits and other	10	(5)
Other	—	3
Cash flows provided by/(used in) operating activities	308	(57)
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(220)	(341)
Deconsolidation of CEOC cash	—	(985)
Return of investment from discontinued operations	132	142
Contributions to discontinued operations	(56)	(15)
Proceeds from the sale and maturity of investments	46	29
Payments to acquire investments	(23)	(27)
Other	—	(3)
Cash flows used in investing activities	(121)	(1,200)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	120	310
Repayments of long-term debt and revolving credit facilities	(268)	(450)
Payment of contingent consideration	—	(1)
Repurchase of CIE shares and distribution of sale proceeds	(1,126)	(65)
Distributions to noncontrolling interest owners	(270)	(36)
Other	11	25
Cash flows used in financing activities	(1,533)	(217)
Cash flows from discontinued operations
Cash flows from operating activities	168	159
Cash flows from investing activities	4,379	(12)
Cash flows from financing activities	(76)	(158)
Net cash from discontinued operations	4,471	(11)

Change in cash, cash equivalents, and restricted cash classified as assets held for sale	112	(8)

Net increase/(decrease) in cash, cash equivalents, and restricted cash	3,237	(1,493)
Cash, cash equivalents, and restricted cash, beginning of period	1,394	2,887
Cash, cash equivalents, and restricted cash, end of period	$4,631	$1,394

Supplemental Cash Flow Information
Cash paid for interest	$634	$696
Cash paid for income taxes	65	80
Non-cash investing and financing activities:
Change in accrued capital expenditures	14	(35)
Change in assets acquired through financing activities and capital leases	—	—

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. As a result of the sale of the SMG Business, we have determined that CIE stock-based compensation expense should be excluded from Property EBITDA as management no longer considers such expense to be indicative of Caesars Entertainment’s ongoing consolidated or segment operating performance. Therefore, Property EBITDA has been recast for prior periods to be consistent to the current year presentation.
In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
The following tables reconcile net income/(loss) attributable to the companies presented to Property EBITDA and Adjusted EBITDA for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Three Months Ended December 31, 2016					Three Months Ended December 31, 2015
(In millions)	CEOC	CERP	CGP (f)	Other (g)	CEC	CEOC	CERP	CGP (f)	Other (g)	CEC
Net income/(loss) attributable to company	$—	$(1)	$13	$(553)	$(541)	$—	$(13)	$23	$(86)	$(76)
Net income/(loss) attributable to noncontrolling interests	—	—	(2)	108	106	—	—	2	35	37
Net (income)/loss from discontinued operations	—	—	(23)	(6)	(29)	—	—	(49)	—	(49)
Income tax (benefit)/provision	—	(2)	5	(13)	(10)	—	(8)	—	(62)	(70)
Deconsolidation and restructuring of CEOC and other (a)	—	—	—	425	425	—	—	—	47	47
Interest expense	—	99	49	3	151	—	101	51	—	152
Income/(loss) from operations	—	96	42	(36)	102	—	80	27	(66)	41
Depreciation and amortization	—	62	49	1	112	—	58	40	—	98
Impairment of tangible and other intangible assets	—	—	—	—	—	—	—	1	—	1
Other operating costs (b)	—	2	2	8	12	—	—	(6)	52	46
Corporate expense	—	11	8	27	46	—	15	13	16	44
CIE stock-based compensation	—	—	1	—	1	—	—	7	—	7
Property EBITDA	$—	$171	$102	$—	$273	$—	$153	$82	$2	$237
Corporate expense	—	(11)	(8)	(27)	(46)	—	(15)	(13)	(16)	(44)
Stock-based compensation expense (c)	—	2	1	5	8	—	3	2	8	13
Other items (e)	—	1	(2)	16	15	—	4	7	9	20
Adjusted EBITDA	$—	$163	$93	$(6)	$250	$—	$145	$78	$3	$226

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Year Ended December 31, 2016					Year Ended December 31, 2015
(In millions)	CEOC	CERP	CGP (f)	Other (g)	CEC	CEOC	CERP	CGP (f)	Other (g)	CEC
Net income/(loss) attributable to company	$—	$(3)	$3,953	$(7,519)	$(3,569)	$(85)	$7	$220	$5,778	$5,920
Net income/(loss) attributable to noncontrolling interests	—	—	(28)	850	822	—	—	6	126	132
Net (income)/loss from discontinued operations	—	—	(4,100)	720	(3,380)	7	—	(162)	—	(155)
Income tax (benefit)/provision	—	(4)	(1)	32	27	—	5	(2)	(122)	(119)
Deconsolidation and restructuring of CEOC and other (a)	—	—	(2)	5,760	5,758	—	—	(4)	(6,111)	(6,115)
Interest expense	—	396	198	5	599	87	399	195	2	683
Income/(loss) from operations	—	389	20	(152)	257	9	411	253	(327)	346
Depreciation and amortization	—	258	180	1	439	13	210	151	—	374
Impairment of tangible and other intangible assets	—	—	—	—	—	—	—	1	—	1
Other operating costs (b)	—	7	21	61	89	4	4	(105)	249	152
Corporate expense	—	43	29	94	166	5	47	39	83	174
CIE stock-based compensation	—	—	189	—	189	—	—	31	—	31
Property EBITDA	$—	$697	$439	$4	$1,140	$31	$672	$370	$5	$1,078
Corporate expense	—	(43)	(29)	(94)	(166)	(5)	(47)	(39)	(83)	(174)
Stock-based compensation expense (c)	—	9	5	26	40	1	12	4	45	62
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA (d)	—	—	—	—	—	3	—	—	—	3
Other items (e)	—	7	1	48	56	4	13	13	20	50
Adjusted EBITDA	$—	$670	$416	$(16)	$1,070	$34	$650	$348	$(13)	$1,019

___________________

(a)
Amounts during 2016 primarily represent CEC’s estimated costs in connection with the restructuring of CEOC. Amounts during 2015 primarily represent CEC’s gain recognized upon the deconsolidation of CEOC.

(b)
Amounts primarily represent pre-opening costs incurred in connection with property openings and expansion projects at existing properties and costs associated with the acquisition and development activities and reorganization activities.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees.

(d)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities.

(e)
Amounts represent add-backs and deductions from EBITDA, permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(f)	CGP is comprised of all subsidiaries of CGP, including CIE.

(g)	Amounts include consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC Property EBITDA and Adjusted EBITDA.